EXHIBIT 99.1

TRIDENT MICROSYSTEMS REPORTSFINANCIAL RESULTS FOR
THIRD QUARTER OF FISCAL YEAR 2005

MORE THAN SEQUENTIALLY DOUBLING LCD-TV REVENUES

Sunnyvale, Calif., -— April 18, 2005: Trident Microsystems, Inc. (NASDAQ: TRID) a leading provider of digital TV technology for the consumer digital video marketplace today announced for the third fiscal quarter of 2005, ended March 31, 2005, the company achieved net revenues of $16,136,000, a sequential increase of 5% from the $15,387,000 reported in the quarter ended December 31, 2004, and a year over year increase of 17% from $13,846,000 reported in the third fiscal quarter one year ago.

A net loss of $4,515,000 was recorded in the third quarter ended March 31, 2005, on a generally accepted accounting principles (GAAP) basis, or $0.19 per share on a diluted basis, which included $4,586,000 of in-process research and development expenses relating to the acquisition of the minority interest in the Company’s TTI subsidiary, and $820,000 in deferred compensation amortization relating to TTI options. This compares to a net loss on a GAAP basis of $546,000 or $0.02 per share on a diluted basis in the December 31, 2004 quarter, which included $721,000 in deferred compensation expense relating to TTI options, and $585,000 in-process research and development expenses relating to our acquisition of the minority interest of our TTI subsidiary.

Pro forma net income in the quarter ended March 31, 2005, was $891,000, or $0.03 per share on a diluted basis which excludes in-process research and development expense of $4,586,000 and deferred compensation expense of $820,000. This compares to pro forma net income of $830,000 or $0.03 per share on a diluted basis in the prior quarter, which excludes deferred compensation expense of $721,000, a loss on investments of $70,000, and $585,000 in-process research and development expenses. Pro forma net income of $695,000 or $0.03 per share for the same quarter of the prior fiscal year which excludes deferred compensation expense of $147,000, and a gain on investments of $1,941,000. A reconciliation between net income on a GAAP basis and pro forma net income/loss is provided in a table following the pro forma consolidated statement of operations.

“Our focus on Tier I account design win momentum combined with the rapid launch of the SVP-EX has enabled us to grow our LCD-TV revenues by 115% in the March quarter,” said Frank Lin, Trident’s President and CEO. “Overall, flat panel television revenues grew sequentially by 76% and have grown to become more than 60% of our business. We currently expect to build on that growth again and add sequential growth in the range of 25-30% in the flat panel television segment in the June quarter. Although the Digital CRT business in China is down seasonally more than we expected due to a slower than expected Chinese New Year sell through, we do believe we’re holding market share and expect this business to grow modestly in the June quarter. We expect our two existing Tier I OEM’s to continue to ramp production into an expanding market, and we have added two new Tier I OEM’s along with other leading ODM customers who we expect to ramp into production in the June quarter, so we are now more confident than ever that we will be able to grow overall revenues sequentially by 20-25% in each of the next three calendar quarters.”

With significant presence in four of the top six Tier I LCD-TV OEM’s and as more and more new models are added into production throughout calendar 2005, we expect our market share will continue to expand. The superb new scaling quality of our SVP-EX is also beginning to build significant revenue for larger PDP based TV’s. Soon we will introduce our newest products which include the next generation video processing engine which will help us to further extend into larger LCD, PDP and DLP based TV’s running with the maximum 1920 by 1080p High Definition resolution. As we deliver these new products for evaluation by both existing as well as potentially new Top Tier OEM customers toward the end of this quarter we believe we are well positioned for the 2006 design win season this summer.

Our objective is to emerge in 2005 as the leading video processor chip supplier for the LCDTV market. We’re pleased to be working with a number of aggressive premier customers like Samsung and Sony. Each is currently introducing new models of flat panel televisions with our technology that according to recent reports are fueling rapid expansion of their particular market shares. Our success and design win momentum in early 2005 could not have come at a better time. LCDTV prices are expected to drop by as much as 30% ~ 35% throughout calendar 2005, which according to Display Search should drive an increase in LCDTV volume from 8.8M units in 2004, to approximately 17.5M units in 2005.

About Pro Forma adjustments

     To supplement the consolidated financial results prepared under generally accepted accounting principles (“GAAP”), Trident uses a non-GAAP conforming, or pro forma, measure of net income that is GAAP net income adjusted to exclude certain costs, expenses and gains. Pro forma net income gives an indication of Trident’s baseline performance before gains, losses or other charges that are considered by management to be outside the company’s core operating results. In addition, pro forma net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with, or an alternative for, GAAP and may be materially different from pro forma measures used by other companies. Trident computes pro forma net income by adjusting GAAP net income for the impact of certain investment gains (or losses) and excluding various items related to the acquisition of the TTI minority interest, including amortization of deferred stock compensation, amortization of intangible assets and charges for in — process research and development costs. A reconciliation between net income/loss on a GAAP basis and pro forma net income is provided in a table following pro forma consolidated financial statements.

Webcast, Teleconference and Taped Replay

The Company also announced that it will hold a conference call to discuss the earnings, which will be held on Monday, April 18, 2005 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Shareholders may participate in the call by calling 617-786-2960 passcode 30879488. The conference call will also be webcast by Thomson/CCBN and can be accessed at Trident’s web site at: http://www.tridentmicro.com. A replay of the conference call will be available from 4:30 p.m. Pacific Time April 18, 2005 until midnight Pacific Time April 25, 2005, and can be accessed by calling 617-801-6888 using passcode 44664188.

Forward-Looking Information

This press release contains forward-looking statements, including statements which use the words “expect,” “hope,” “anticipate,” “believe,” “potential” and similar words,

including our statements regarding financial expectations and our expectations regarding market leadership, product introductions and design-wins. The forward-looking statements above are subject to certain risks, and actual results could vary materially depending on a number of factors. These risks include, in particular, changes in trends in the DPTV industries, whether the Company is able to achieve timely product introductions, the failure to obtain design wins among major OEMs for the Company products, and competitive pressures, including pricing and competitors’ new product introductions. Additional factors that may affect the Company’s business are described in detail in the Company’s filings with the Securities and Exchange Commission.

About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Sunnyvale, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for CRT TV, LCD TV, PDP TV and HDTV. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site: http://www.tridentmicro.com.

Trident is a registered trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.

For Press Releases:
Trident Microsystems, Inc.
John Edmunds
Tel: (408) 991-8800
Email: Investor@tridentmicro.com

Web site: http://www.tridentmicro.com

Trident Microsystems, Inc.
Consolidated Statement of Operations

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
(in thousands, except per share data, unaudited)	2005	2004	2004	2005	2004
Net revenues	$16,136	$15,387	$13,846	$48,125	$39,905
Cost of revenue	7,170	6,888	6,014	21,476	18,176

Gross profit	8,966	8,499	7,832	26,649	21,729
% of net revenues	55.6%	55.2%	56.6%	55.4%	54.5%
Research and development expenses	5,481	5,559	3,129	15,778	7,876
% of net revenues	34.0%	36.1%	22.6%	32.8%	19.7%
Selling, general and administrative expenses	2,940	2,733	3,522	8,031	10,229
% of net revenues	18.2%	17.8%	25.4%	16.7%	25.6%
In-process research and development expenses	4,586	585	—	5,171	—
% of net revenues	28.4%	3.8%	—	10.7%	—

Income (loss) from operations	(4,041)	(378)	1,181	(2,331)	3,624
% of net revenues	(25.0)%	(2.5)%	8.5%	(4.8)%	9.1%
(Loss) gain on investments, net	—	(70)	1,941	331	9,061
Interest and other income(expense), net	209	127	137	436	(255)
Minority interests in subsidiaries	(263)	(327)	(539)	(1,179)	(1,324)

Income (loss) before income taxes	(4,095)	(648)	2,720	(2,743)	11,106
% of net revenues	(25.4)%	(4.2)%	19.6%	(5.7)%	27.8%
Provision for (benefit from) income taxes	420	(102)	231	936	2,506
% of net revenues	2.6%	(0.7)%	1.7%	1.9%	6.3%

Net income (loss)	$(4,515)	$(546)	$2,489	$(3,679)	$8,600
% of net revenues	(28.0)%	(3.5)%	18.0%	(7.6)%	21.6%

Basic net income (loss) per share	$(0.19)	$(0.02)	$0.11	$(0.16)	$0.39

Common shares used in computing basic per share amounts	23,340	22,786	22,715	23,095	22,183

Diluted net income (loss) per share	$(0.19)	$(0.02)	$0.10	$(0.16)	$0.35

Common and common equivalent shares used in computing diluted per share amounts	23,340	22,786	25,275	23,095	24,923

Trident Microsystems, Inc.
Pro Forma Consolidated Statement of Operations

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
(in thousands, unaudited)	2005	2004	2004	2005	2004
Net revenues	$16,136	$15,387	$13,846	$48,125	$39,905
Cost of revenue	7,170	6,888	6,014	21,476	18,176

Gross profit	8,966	8,499	7,832	26,649	21,729
% of net revenues	55.6%	55.2%	56.6%	55.4%	54.5%
Research and development expenses	4,938	5,073	3,106	14,665	7,815
% of net revenues	30.6%	33.0%	22.4%	30.5%	19.6%
Selling, general and administrative expenses	2,663	2,498	3,398	7,387	9,897
% of net revenues	16.5%	16.2%	24.5%	15.3%	24.8%

Income from operations	1,365	928	1,328	4,597	4,017
% of net revenues	8.5%	6.0%	9.6%	9.6%	10.1%
Interest and other income(expense), net	209	127	137	436	(255)
Minority interests in subsidiaries	(263)	(327)	(539)	(1,179)	(1,324)

Income before income taxes	1,311	728	926	3,854	2,438
% of net revenues	8.1%	4.7%	6.7%	8.0%	6.1%
Provision for (benefit from) income taxes	420	(102)	231	936	336
% of revenues	2.6%	(0.7)%	1.7%	1.9%	0.8%

Net income	$891	$830	$695	$2,918	$2,102
% of net revenues	5.5%	5.4%	5.0%	6.1%	5.3%

Basic net income per share	$0.04	$0.04	$0.03	$0.13	$0.09

Common shares used in computing basic per share amounts	23,340	22,786	22,715	23,095	22,183

Diluted net income per share	$0.03	$0.03	$0.03	$0.09	$0.08

Common and common equivalent shares used in computing diluted per share amounts	25,643	25,113	25,275	25,416	24,923

A reconciliation between net income (loss) on a gaap basis and pro forma net income is as follows:

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
(in thousands, except per share data, unaudited)	2005	2004	2004	2005	2004
GAAP net income (loss)	$(4,515)	$(546)	$2,489	$(3,679)	$8,600
In-process research and development expenses	4,586	585	—	5,171	—
Amortization of stock-based compensation	820	721	147	1,757	393
Loss (gain) on investments, net	—	70	(1,941)	(331)	(9,061)
Income taxes on investments	—	—	—	—	2,170

Pro forma net income	$891	$830	$695	$2,918	$2,102

Trident Microsystems, Inc.
Consolidated Balance Sheet

	March 31,	December 31,	March 31,
(in thousands, unaudited)	2005	2004	2004
ASSETS
Current assets
Cash and cash equivalents	$32,971	$34,561	$29,179
Short-term investment — UMC	45,454	48,487	64,338
Short-term investments — other	—	—	26
Accounts receivable, net	3,959	2,007	3,121
Inventories	2,838	2,508	3,391
Prepaid expenses and other current assets	2,401	2,202	1,240

Total current assets	87,623	89,765	101,295
Property and equipment, net	1,990	2,096	2,282
Long-term investments — other	3,200	3,347	2,950
Other assets	1,562	1,707	408
Goodwill and intangible assets	26,029	3,735	—

Total assets	$120,404	$100,650	$106,935

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,583	$6,461	$4,458
Accrued liabilities	8,950	8,539	8,592
Deferred income taxes	—	1,352	7,175
Income taxes payable	5,187	4,759	4,062

Total current liabilities	19,720	21,111	24,287
Minority interests in subsidiaries	58	5,017	3,515

Total liabilities	19,778	26,128	27,802
Stockholders’ equity Capital stock	123,444	53,639	47,895
Stock-based compensation	(43,099)	(5,985)	(2,541)
Retained earnings	20,480	24,995	23,171
Accumulated other comprehensive income (loss)	(199)	1,873	10,608

Total stockholders’ equity	100,626	74,522	79,133

Total liabilities and stockholders’ equity	$120,404	$100,650	$106,935